Exhibit 99.1

China Security & Surveillance Technology Establishes Special Committee to
Evaluate any “Going Private” Proposal

China Security & Surveillance Technology, Inc. (“CSST” or the “Company”) (NYSE: CSR; Nasdaq Dubai: CSR), a leading integrated surveillance and safety solutions provider in the P.R.C., today announced that it has established a special committee (the “special committee”) to consider the letter received by its board of directors from its Chairman and Chief Executive Officer, Mr. Guoshen Tu ("Mr. Tu") on January 28, 2011, and to evaluate any proposal that Mr. Tu may make as stated in the letter. In that letter, Mr. Tu stated that he is considering the feasibility of developing a proposal to acquire all of the outstanding shares of common stock of CSST not currently owned by Mr. Tu in a going private transaction. There can be no assurance that any proposal for a transaction will be made, that any agreement will be approved or executed or that any transaction will be consummated.

The special committee is composed of the Company's three independent directors: Mr. Peter Mak, Mr. Runsen Li and Mr. Robert Shiver. The special committee was directed to consider Mr. Tu’s interest and any proposal made by him, and the Special Committee will retain independent legal and financial advisors to assist it.

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, CSST designs, manufactures, sells, installs, services and monitors electronic surveillance and safety products and solutions, including related software, in China. Its customers are mainly comprised of government, commercial, industrial and education entities. CSST has built a diversified customer base through its extensive sales and service network that includes branch offices and distribution points throughout China. To learn more about the Company visit http://www.csst.com

Safe Harbor Statement
This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning the going-private transaction, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as ‘will,’ ‘believes,’ ‘expects’ or similar expressions. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (‘SEC’), and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC’s electronic data gathering analysis retrieval system at http://www.sec.gov

For further information, please contact:
Company Contact:
Stacy Yan
China Security & Surveillance Technology, Inc.
Tel: +86-755-8351-5634
Email: ir@csst.com

Investor and Media Contact:
Patrick Yu, Fleishman-Hillard Hong Kong
Tel: +852-2530-2577
Email: patrick.yu@fleishman.com